Exhibit 16.1

BDO China Li Xin Da Hua CPA Co., Ltd.	12/F, 7th Building, No. 16 Xi Si Huan Zhong Road, HaiDian District, Beijing, P.R.China Tel: +86-755-8290 0952 Fax: +86-755-8290 0965

August 9, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 9, 2010, to be filed by our former client, the China Yida Holding, Co. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO China Li Xin Da Hua CPA Co., Ltd.